UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington D.C., 20549

                            Form S-8
                     REGISTRATION STATEMENT
                             Under
                   The Securities Act of 1933


               Commission file number 33-12664-D

                 WORLDWIDE GOLF RESOURCES, INC.
              (Formerly  INFODYNAMX AND JSL, INC.)
       (Exact name of registrant as specified in charter)


          Nevada                                  88-0335511
     (State of other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification Number)

     251 Saulteaux Crescent
     Winnipeg, MB, Canada                         R3J 3C7
     (Address of Principal Executive Office)      (Zip Code)

                              (204) 885-5555
             (Registrant's Executive Office Telephone Number)

     1850 E. Flamingo Rd. Suite 111
     Las Vegas, Nevada                            89119
     (Address of Principal Executive Office)      (Zip Code)

                              (702) 866-5880
         (Registrant's U.S. Telephone Number, Including Area Code)

              Consultant and Employee Stock Compensation Plan
                         (Full Title of the Plan)


                  (Name and Address of Agent for Service)

                      Donald J. Stoecklein, President
          1850 E. Flamingo Rd. Suite 111, Las Vegas, Nevada 89119
                              (702) 866-5880

Title of        Amount to     Proposed      Proposed      Amount of registration
Securities      be            maximum       maximum       fee
to be           registered    Offering      aggregate
registered                    price per     offering
                              share(2)      price

Common          500,000       $0.65         $325,000       $95.88
Stock (1)

1    Represents up to 500,000 shares of common stock to be offered herein.

2 Calculated in accordance with Rule 457(h)(1) using the average of the bid and asked prices for the common stock on March 17, 1988.

PROSPECTUS                   The date of this Prospectus is March 17, 1998


                      WORLDWIDE GOLF RESOURCES, INC.
                           (Formerly JSL, Inc.)

                   Up to 500,000 Shares of Common Stock
        Received by Directors, Officers, Consultants and Employees
             Under the Company's Consultant and Employee Stock
        Compensation Plan and Reoffered by Means of this Prospectus
        To Be Sold Either Privately or Through a Broker Transaction



Selling shareholders of Worldwide Resources, Inc., ("Company") will offer their shares through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one month period to the greater of 1% of the total outstanding common stock (or approximately 165,187 shares after the issuance of the shares herein) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions; however the Shares may be sold in a private transaction.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

  This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

  The securities offered hereby involve a high degree of risk. See "Risk
                                 Factors."

                     SUMMARY OF PROSPECTUS

The Company

Worldwide Golf Resources, Inc. (the "Company") was incorporated in Nevada in April, 1994, which subsequently merged with JSL, Inc., a Delaware corporation, as a holding company for golf related industries, and on September 30, 1994, changed its name to Worldwide Golf Resources, Inc. This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through the Company's Consultant and Employee Compensation Plan. The Company, pursuant to the S-8 Registration, dated this same date, has registered 500,000 of the Company's common stock, of which all such shares have been received, concurrent herewith, pursuant to the Company's Consultant and Employee Compensation Plan. The Company's executive offices in the United States are located at 1850 E. Flamingo Rd. Suite 111, Las Vegas, Nevada 89119, telephone number (702) 866-5880.

                          RISK FACTORS

The purchase of the securities offered hereby is subject to risk. Investors should evaluate these risk factors carefully.

Need for Additional Financing. The Company currently operates through revenues generated by sales of the Company's products. There is no assurance that such sales will continue as they have in the past, or will increase in the future. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Competition. Although the Company believes its products are superior to those of its present competitors; the market for the Company's new acquisitions through Worldwide Golf Resources is very large. As such, there are major companies that have already captured major portions of the golf product markets. These companies have resources much greater than those of the Company. There is no assurance that the Company's products will continue to be competitive in the marketplace.

Markets Uncertain. Despite the business experience of the officers, directors, and principal shareholders of the Company, and the Company's products there can be no assurance that markets for the Company's products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management. All decisions with respect to the management of the Company will be made exclusively by its officers and directors. To a large extent, the success of the Company will depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel. The success of the Company will be largely dependent on the personal efforts of key employees, officers, and directors, who are responsible for the development of the business of the Company. If any of the key employees, officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

Risk Inherent in Manufacturing. The Company intends to utilize outside manufacturing firms to manufacture its product, to the extent that such firms will be unable to fulfill the demand placed upon them by the Company, there is a risk that backorders for the Company's product could develop, causing the Company to seek additional firms to manufacture it's product.

Shortage of Equipment and Price Escalations. The Company may contract with independent manufacturing companies. A shortage of necessary equipment or a high demand for qualified materials could seriously handicap the operations of the Company by delaying or curtailing planned distributions of the Company's products.

Factors Affecting Operating Results. The manufacture and distribution of the type of product the Company is involved with is not an exact science and inevitably involves a significant degree of uncertainty, particularly with respect to the quantity of products demanded by the market place. There can therefore be no assurance that the Company's activities will result in the economical production and sales of its products. Moreover, the operating results of the Company may be adversely affected by other factors such as changes in material costs, shortages of equipment, and increased shipping costs.

Company Capitalization. To the extent that the funding may be insufficient to meet expenses, the Company may be required to obtain the funds through additional borrowings by raising funds through selling equity interests in the Company. Management believes that operating profits can be generated, but both the acquisition of properties and any return to Shareholders may take considerably longer than anticipated.

Forward-Looking Statements and Associated Risks

This Form S-8 contains forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control, including but not limited to, economic, competitive and other factors affecting the Company's operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this report and the documents filed by the Company with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this report will in fact prove accurate. The Company does not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances.

                                  PART I

General

     Worldwide Golf Resources, Inc. (the Company) was incorporated in Nevada in April, 1994, which subsequently merged with JSL, Inc., a Delaware corporation, as a holding company for golf related industries, and on September 30, 1994, changed its name to Worldwide Golf Resources, Inc. The Company is engaged in four primary business segments in golf-related product and services industries; the manufacturing of golf driving range equipment, the manufacturing and installation of synthetic turf for driving ranges, the operation of a golf course and country club, and the manufacture and distribution of a golf training device. The Company is also actively pursuing the acquisition and development of driving range/teaching facilities and completed the acquisition of three ranges in the first quarter of 1998. This program includes the purchase and remodel of active facilities, as well as the development of state-of the-art facilities throughout the country. The Company has implemented a new management team, which it believes will enable the Company the opportunity to compete with industry leaders.

     Certain acquisitions involved the Company acquiring certain Patent rights from the inventor (Patent Issued) as listed below in the Patents, Copyrights, Trademarks and Trade Secrets section of this item. A more detailed description of the Company's various business segments is found in the Financial Information About Industry Segments and Narrative Description of Business sections below.

      The Company's executive offices in the United States are located at 1850 E. Flamingo Rd., Suite 111, Las Vegas, Nevada; telephone (702) 866-5880.

Financial Information About Industry Segments.

     The company is currently engaged in four primary business segments in golf-related product industries; the manufacturing and installation of synthetic turf for driving ranges (73%), the operation of a golf course and country club (26%), and the manufacture and distribution of a golf training device (0%).

      Expanded information on each of the operating segments and its respective markets is set forth in the following section, Narrative Description of Business.

Narrative Description of Business.

Synthetic Turf Manufacturing, Sales and Installation

     The Company's synthetic turf manufacturing subsidiary's operation, formerly American Turf Manufacturing, Inc., is now operating under a new corporate entity, Worldwide Golf Resources, Inc., a Georgia Corporation d.b.a. American Turf.

     The development of synthetic or artificial turf surfaces provides new opportunities in the construction and development of driving ranges in those regions which experience extreme variances in climate, such as arid climate or drought, excessive or heavy rainfall, and/or grass disease. Synthetic turf is "community friendly" as it does not require any fertilizing, fungicides, or pesticides. Since water scarcity is becoming a more significant issue in many regions, synthetic turf may become the only avenue in which governmental authorities will grant a permit for building a new driving range. The division currently has five large installation jobs in progress, is negotiating seven large contracts, and has multiple other leads. The Company believes revenues will continue to increase as they have in the past. With over 2,000,000 square feet of turf installation in progress, a conservative estimate is for the revenues to double in the next year.

     Worldwide Golf Resources, Inc., a Georgia Corporation, earned revenues for the first nine months of 1997 of $1,256,481, an increase of $78,963 (7%) from $1,177,518 in the first nine months of 1996. The Georgia subsidiary provided 70% of the Company's first nine months revenues. The net loss for the first nine months of 1997 increased $71,699 (31%) to $300,540 from $228,841 in the first nine months of 1996. The increase was primarily due to an increase in cost of sales, due to inventory adjustments and increased costs.


Golf Driving Range Equipment Manufacturing, Sales and Installation

     The golf driving range equipment manufacturing, sales and installation is effected through Advanced Golf Systems, Inc. d.b.a. Range Master of Temecula, California. Net sales for the third quarter ended September 30, 1997, were $6,043 a decrease of $94,478 (94%) from $100,521 in the third quarter of 1996. The reduction in sales was due primarily to restrictions of working capital, and the closing of the operation. Range Master provided 1% of the Company's third quarter revenues. The net loss for the third quarter of 1997 decreased $93,866 to $27,514 from $121,380 in the third quarter of 1996.

     Net sales for the nine months ended September 30, 1997, were $286,696, a decrease of $152,386 (35%) from $439,082 in the first nine months of 1996. The net loss for the first nine months of 1997 decreased $11,205 to $232,543 from $243,748 in the first nine months of 1996. Advanced Golf Systems, Inc. provided 16% of the Company's first nine months revenues.

     After review of the operation by the new management, the Company has decided this division would require a large amount of the Company's working capital to continue operations. The decision has been made by the new Management to dissolve the wholly owned subsidiary Advanced Golf Systems, Inc, d.b.a. Range Master. The Company feels that this decision will enable the Company to move forward into a new direction which will offer the most value to its shareholders. The driving range equipment industry does not provide a large return on investment. However, the Company may continue to manufacture equipment for its own facilities. This will provide the Company an opportunity to reduce costs at all facilities developed and/or acquired in the future. With the reduction in marketing and sales expenses of this equipment, the Company may focus additional capital on its golf driving range facility acquisitions and development program.

Country Club and Golf Course

     Pelican Beach Golf Course and Country Club, located in Gimli, Manitoba, Canada, was acquired by the Company on February 1, 1997. The Golf Course recorded sales of $154,163 during the third quarter of 1997. The net loss for the third quarter of 1997 was $11,010. Pelican Beach Golf Course provided 26% of the Company's third quarter revenues. The Golf Course recorded sales of $216,014 through the third quarter of 1997. Pelican Beach Golf Course provided 12% of the Company's first nine months revenues. The net loss for the first nine months of 1997 was $28,942. The loss was due primarily to increased operating expenses due to opening activity.

     The Country Club showcases a 12,000 square foot, three-level clubhouse which accommodates a pro-shop, a state of the art family amusement center, two cocktail lounges, and a large open seat restaurant. The third floor's principal attraction will be Video Lottery Terminal machines and off-track horse race betting. This facility sustains year-round operations; complementing winter activities such as cross-country skiing and snowmobiling, which enables the Company to maintain year-round revenues.

Golf Training Device Manufacture, Sales and Distribution

     On October 23, 1997, the Company completed the acquisition of 100% of 680104 Alberta, Ltd. doing business as GolfJack. GolfJack is a state of the art, patented golf training and practice device that will "revolutionize the driving range" allowing the user to create any type of uphill, sidehill, and downhill lies.

     The Company has assembled a distribution network with over twenty-five
(25) of the golf industry's top sales representatives, including PGA Master Professional, and 1991 PGA of America Teacher of the Year, Michael Hebron. Mr. Hebron has also given his endorsement to the product along with various other teaching professionals, PGA, and LPGA stars, such as 1997 Alpine Australian Ladies Master Champion, Gail Graham. According to Mr. Hebron, "Learning golf just got easier with the GolfJack. Finally.a way to bring the golf course to the practice tee."

      Prior to the acquisition of GolfJack, the Company analyzed the past performance and future pro forma for the GolfJack. The GolfJack presented the Company an opportunity to gain control of a state-of-the-art teaching device that belongs in the next generation of driving range facilities and golf courses. When people want to practice the game of golf, they need to simulate real game situations as best as they can; the GolfJack allows this. At the PGA Show in Las Vegas, the GolfJack attracted every industry leader in an exciting display of what the potential market is for this patented technology. At the January '98 PGA show in Orlando, Florida, the Company received over 65 orders and made numerous contacts.

     After analyzing the cost structure of the device, the Company felt the return on investment received from this operation would more than satisfy the Company. The Company reviewed the direct competitors to the GolfJack and found that there are no other devices that combine the easiness of the GolfJack's one-touch control and the GolfJack's uniquely stable design and balanced structure.

      The most exciting aspect of this acquisition lies in the future. As driving range facilities advance, they are evolving with state-of-the-art equipment which makes the range experience as true to golf game situations as possible. The synthetic turf industry, such as that provided by American Turf, looks and plays like real grass. Impact greens allow shots to land as they would on any golf course in the country. Sand bunkers allow the practicing of trap shots. The next step in the range industry is already underway, and it lies in the ability to practice uphill, downhill, and sidehill shots at the touch of a button.

      As the Company expands within the driving range facility market, it possesses the ability to showcase this patented technology in all of its facilities at minimal cost. There has been great response internationally, including Southeast Asia, for the product. An international marketplace enables the Company unlimited sales potential.

Golf Centers

     Worldwide Golf Resources, Inc., through its subsidiary, Worldwide Golf Centers, Inc., operates golf centers designed to provide a wide variety of practice opportunities, including facilities for driving, chipping, putting, pitching and sand play. In addition, the Company's golf centers typically offer golf lessons instructed by PGA-certified golf professionals and, in some cases, full-line pro shops and other amenities to encourage family participation.

     For  many  years  the  Company has been a leader  in  providing  other facilities with its quality products. The proactive approach being undertaken by the new management of the Company realizes that we should be using the advantages of these quality products at our own facilities, as well as other facilities.

     The ability to supply these facilities with products at cost will instantly allow it to gain a competitive advantage over competition and show higher return on investments. As the Company's driving range development program accelerates, it will also reap the benefits of economies of scale, and volume discounts, for the products it will need to purchase (range balls, tee dividers, etc.), allowing for increased margins.

     This development program has in fact developed out of the Company's experience as the leading, one-stop supplier of range facility products. From this experience, the next obvious step was for the Company to enter the market as an owner and management company for these facilities throughout the country.

     The Company feels that acquisitions can be grouped together on a regional basis. Consulting with experts from regional areas throughout the country, the Company believes that groups of 7-12 ranges per region can be acquired throughout five regions, the East, Southeast, Midwest, Northwest, and most importantly Southwest.

     The first step in this golf center development program took place in January 1998, with the acquisition of three golf centers in the Orlando Florida area.


Raw Materials.

      Raw materials used in the manufacturing of the business segments are available from a large number of competitive suppliers. Therefore, the Company believes that no single vendor would pose any material adverse risk either as to price or supply of raw material.

Industry Conditions.

      As of July 1, 1996, the National Golf Foundation (NGF) estimates that there were 1,732 stand-alone golf ranges (those not attached to an 18-hole course); the Golf Range & Recreation Association of America puts the number closer to 2,100. Both agree, however, that the number of centers continues to increase with demand. According to research from Forecast Golf Group, Inc., there is sufficient demand to support up to 3,500 freestanding golf driving ranges in the United States. In 1994, according to the NGF, the dollars spent on range balls per visit averaged $6.25; there were 11.5 million users and visits per user averaged four to five. These figures indicate that golf range industry revenues were $288-$360 million in 1994. The Golf Range & Recreation Association estimates industry revenues from driving range sales at $500 million in 1996. Ladenburg Thalman & Co., Inc. believes there is an important distinction in newly built and renovated centers in that they incorporate activities for the entire family, i.e., miniature golf, batting cages, video games and snack bars. They also believe that the added revenue sources that larger operations are incorporating into their centers will boost total industry sales to $1 billion by the end of the decade. The National Golf Foundation reports that the commercial golf range supply in the U.S. is divided into three sections: large (51+ tees)-21%, medium (21-50 tees)-59%, and small (1-20 tees)-20%.

     The new management's decision to move aggressively into this lucrative market shows its desire to exploit its knowledge, leadership, and relationships in the driving range facility industry. Management believes the Company has the foundation to achieve optimum shareholder value. As the Company acquires facilities, all segments of its operation will benefit. As it gains a share of this $1 billion market, the Company will gain the ability to finance future acquisition with strong operating revenues. The Company believes the time is right to gain entrance into this market, as well as continue its acquisitions of quality companies with high investment returns.

Competition.

     The synthetic turf division faces several substantial competitors but has mitigated that to some extent by focusing on golf driving ranges where its specialization has presented a market niche for its products.

     Although the Company believes its products to be superior to those of its present competitors; the market for the Company's new acquisitions is very large. As such, there are major companies that have already captured major portions of the golf product markets. At present, several of these companies have resources much greater than those of the Company. Therefore, there is no assurance that the Company's products will continue to be competitive in the marketplace.


Federal and State Regulation.

     The Company and its various business segments are subject to the regular Federal and State regulations, including hiring practices, workers' safety, etc. Management believes it is in compliance with all regulatory requirements.

Patents, Copyrights, Trademarks and Trade Secrets.

     The Company has obtained the following Patents, Trademarks an Trade Secrets for its golf-related businesses:

Business Segment              Country   Type      Number      Date Issued
Las Vegas Golf Magazine       USA       CR                       12/08/93

The Las Vegas Golf Guide      USA       CR                       12/08/93

Tour Precision, Inc.          USA       TM                       12/08/93

Golf Auto Tee                 USA       P          P#5,351,964   12/08/93

GolfJack                      USA                 #5,527,042


Employees.

As of December 31, 1997, the Company employed approximately 6 employees in the State of Nevada, 8 employees in the State of Georgia and 25 employees in the Canada. None of such employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.

Recent Developments.

      The Company has implemented a change in management in order to focus its attention on the growing golf driving range industry. The Company believes it has the management, resources, and a capital funding program that will allow it to acquire or develop an average of one range facility per month. These facilities are anticipated to include driving ranges, teaching facilities, and family-oriented recreational facilities. As a leader in the supply of range products, including synthetic turf, for many years, and its recent acquisition of 680104 Alberta Ltd. d.b.a. GolfJack, the Company feels the time is right to vertically integrate into the development, acquisition, ownership and management of driving range facilities throughout the country. The ability to supply these facilities with products at cost will instantly allow it to gain a competitive advantage over competition and show higher return on investments. As the Company's driving range development program accelerates, it will also reap the benefits of economies of scale, and volume discounts, for the products it will need to purchase (range balls, tee dividers, etc.), allowing for increased margins. The new management's decision to move aggressively into this lucrative market shows its desire to exploit its knowledge, leadership, and relationships in the driving range facility industry. Management believes the Company has the foundation to achieve optimum shareholder value. As the Company acquires facilities, all segments of its operation will benefit. As it gains a share of this $1 billion market, the Company will gain the ability to finance future acquisition with strong operating revenues. The Company believes the time is right to gain entrance into this market, as well as continue its acquisitions of quality companies with high investment returns.

      The company recently acquired the patents to the GolfJack. The product allows a golfer to practice some of the most difficult shots in the game, uphill, sidehill, and downhill lies. The product features a closed circuit hydraulic system that uses the golfer's weight to shift the mat up, down, sideways, or any of those combinations, and to any degree. The company has received significant interest in the product from the individual golfer to golf driving ranges.

Management

                                          AGE    POSITION HELD-RELATIONSHIP
            NAME AND ADDRESS
Mac Shahsavar                              40  Chairman    of   the    Board,
1850 E. Flamingo Rd. Suite 111                 Director
Las Vegas, Nevada 89119                        Chief Executive Officer

Dr. Shrini Chary                           52  Director
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Donald J. Stoecklein                       50  President, Director
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Debbie Amigone                             44  Secretary/Treasurer
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Seyed Torabian                             40  Director
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Elaine Affleck                             65  Director
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Walter G. Chomichuk                        57  Vice President/ International
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

Mac Shahsavar, Chairman of the Board, Director, and Chief Executive Officer of the Company. Mr. Shahsavar is currently President and CEO of National Healthcare Manufacturing Corp., a Nasdaq company. National Healthcare Manufacturing Corp. is a provider of medical supplies. Prior to serving as President of National Healthcare Manufacturing Corp., Mr. Shahsavar was President and CEO of Excelco Systems, Inc..

Dr. Srini Chary, a Director of the Company, is currently President of Insoca, Inc., a Canadian investment company. Dr. Chary is currently practicing medicine in Canada.

Donald J. Stoecklein, President and Director of the Company. Mr. Stoecklein is an Attorney licensed in the State of California. He has served as an officer and director of several public companies.

Seyed Torabian, Director of the Company. Mr. Torabian is Vice President of National Healthcare Manufacturing Corp. Prior to his position with National Healthcare Manufacturing Corp., Mr. Torabian was President of Paymon Trading, Inc., an importer, wholesaler and distributor of gifts and souvenir products in Western Canada.

Growth Strategy.

      As seen in the Recent Developments section above, Worldwide Golf Resources, Inc. will simultaneously seek to further capitalize on the synergism achieved through the development of the current complimentary business segments and to review additional opportunities in golf-related industries.

Legal Proceedings

     The Company is involved in legal proceedings in the ordinary course of its business, however, such litigation is not considered to be material.

Submission of Matters to Vote to Shareholders

On January 15, 1998, the shareholders removed Jeff Johnson as Director of the Company and elected Donald J. Stoecklein to the Board of Directors.

At that same meeting on January 15, 1997, the shareholders voted on a stock option plan whereby management is provided the authority to issue up to 5,000,000 shares of options in the Company's common stock. The shareholders also authorized 25,000,000 shares of Preferred Stock which shall be governed by the Board of Directors.

Properties.

The following table sets forth information regarding the Company's leased properties, all of which are fully utilized:

                                                               Annual
                                             Building          Rental
Location                 Use               Square Feet         Payment
Las Vegas, Nevada   Executive Offices        2,865               $60,165

Rome, Georgia       Turf Manufacturing       15,200              $18,000

                           OFFERING SHAREHOLDERS


                                  PART II

Item 3. Information with Respect to the Company

This prospectus is accompanied by the Company's Form 10K for the year ended December 31, 1996, and its latest Quarterly Reports filed subsequent thereto, for the quarter ending September 30, 1997, These Annual, Quarterly and Current Reports, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 1850 E. Flamingo Rd. Suite 111, Las Vegas, Nevada 89119, telephone number (702) 866-5880

Incorporation of Documents by Reference.

The registrant incorporates the following documents by reference in this Registration Statement:

(a) The registrants Annual Report on Form 10-K filed for the year ended December 31, 1996;
(b) The registrants Quarterly Report on Form 10-Q for the quarter ending June 30, 1997.
(c) The registrants Quarterly Report on Form 10-Q for the quarter ending September 30, 1997.
(d) A description of securities from the registrants Registration Statement on Form S-18 File No. 33-12664-D filed pursuant to the Securities Act of 1933; and
(e)  The registrants filed 8-K on November 5, 1997.
(f)  The registrants filed Form S-8 on November 24, 1997
(g)  The registrants filed 8-K on December 22, 1997
(h)  The registrants filed Form DEFS14A on January 5, 1998
(i)  The registrants filed 8-K on January 21, 1998
(j)  The registrants filed 8-K on March 6, 1998.

Item 4. Description of Securities

General
A   description  of  securities  is  incorporated  by  reference  from  the registrants Registration Statement on Form S-18, File No. 33-12664-D.

The Company's authorized capitalization is 75,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $.0001 per share, and 25,000,000 shares of Preferred Stock, par value $.001, of which 16,018,748 shares of common stock are issued and outstanding. No preferred stock has been issued.

Common Stock

Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common Stock. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future.

Submission of Matters to a Vote of Security Holders

At a special meeting of shareholders' January 15, 1998, Jeffrey B. Johnson was removed as a Director of the Company and Donald J. Stoecklein was elected to the Board of Directors.

The Company is involved in legal proceedings in the ordinary course of its business, however, such litigation is not considered to be material.

Item 5.  Interests of Named Experts and Counsel
NA

Item 6. Indemnification

      Section  78.751  of the Nevada General Corporation Laws  provides  as
Follows:

      78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.
      1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action , suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director , officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or a matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:
      (a) By the stockholders;
      (b) By the board of directors by majority vote of a quorum consisting
       of directors who were not parties to    the act, suit or proceeding;
      (c)  If   a   majority  vote of  a  quorum  consisting  of  directors
      who  were  not  parties  to  the  act,  suit or   proceeding so orders,
      by independent legal counsel in a written opinion; or
     (d) If a quorum consisting  of  directors  who  were  not  parties  to
     the  act,  suit  or  proceeding cannot be   obtained, by independent  legal
     counsel in a written opinion.

      5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:
     (a)  Does  not  exclude  any other rights to which  a  person  seeking
     indemnification or advancement of expenses   may  be  entitled   under
     the   certificate   or  articles   of  incorporation  or  any  bylaws,
     agreement,  vote   of  stockholders  or disinterested   directors   or
     otherwise,   for   either  an action in his official capacity  or   an
     action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection
     2   or for the advancement of expenses made  pursuant to subsection 5,
     may   not  be  made  to  or on  behalf  of  any  director  or  officer
     if   a   final  adjudication  establishes  that his acts or  omissions
     involved   intentional  misconduct,  fraud  or  a  knowing   violation
     of  the  law and was material to the cause of action.
      (b)  Continues  for  a person who ceased to be a  director,  officer,
     employee  or agent and inures to the benefit       of the heirs,  executors
     and administrators of such a person.

      The March 2, 1997 Stock Award Plan contains provisions indemnifying those same persons in their capacities as administrators of the Plan. Worldwide does not have insurance to indemnify its offices and directors in accordance with any of the above.

Item 7. Exemption From Registration Claimed.

All of the shares were exempt from the registration requirements of the Securities Act of 1933 as amended by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale". As a condition precedent to each sale or gift the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.

Item 8. Exhibits.

3.1  Articles of Incorporation of registrant, as amended (1).
3.2  Bylaws (2).
5 Opinion of Donald J. Stoecklein, Attorney-at-law, regarding legality of shares being issued (3).
10   Consultant and Employee Stock Compensation Plan (3).
24 Consent of Donald J. Stoecklein, Attorney-at-Law, (contained in its opinion filed as Exhibit 5 to this Registration Statement (3).
 __________________________________________
(1) Incorporated by reference from the registrants Registration Statement on Form S-18, File No. 33-12664-D; Articles of Amendment reflecting the name change from JSL, Inc. to Infodynamx Corporation, dated April 15, 1994; Articles of Amendment reflecting the name change from Infodynamx Corporation to Worldwide Golf Resources, Inc., dated September 30, 1994.
(2) Incorporated by reference from the registrants Registration Statement on Form S-18, File No. 33-12664-D.
(3) Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the
Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 17th day of March, 1998.

WORLDWIDE GOLF RESOURCES, INC.


By :/s/Donald J. Stoecklein
     ___________________________
     Donald J. Stoecklein, President

Pursuant  to  the  requirements  of  the  Securities  Act  of  1933,   this
registration statement has been signed by the following persons in the capacities indicated on March 17, 1998.

Signature                          Title                        Date

/s/Donald J. Stoecklein            President, Director      March 17, 1998
-----------------------
Donald J. Stoecklein

/s/Debbie Amigone                  Secretary, Director      March 17, 1998
-----------------------
Debbie Amigone

                        EXHIBIT 5 AND 24
                     Opinion and Consent of
                      Donald J. Stoecklein

ATTORNEY AT LAW
                                                  Telephone (702) 794-2590
                                                  Facsimile (702) 794-0744

DONALD J. STOECKLEIN
Practice Limited to Federal Securities
--------------------------------------------------------------------------------
          1850 E. Flamingo Rd. Suite 111, Las Vegas, Nevada 89119

                                        March 17, 1998

Mr. Donald J. Stoecklein
President
WORLDWIDE GOLF RESOURCES, INC.
1850 E. Flamingo Rd. Suite 111
Las Vegas, Nevada 89119

     RE: REGISTRATION STATEMENT ON FORM S-8

Dear Mr. Stoecklein:

You have requested our opinion as to the legality of the registration by you, Worldwide Golf Resources, Inc., (the "Corporation") of up to 500,000 shares of Common Stock ( the "shares") pursuant to a Registration Statement, dated March 17, 1998 on Form S-8 ( the "Registration Statement") to be filed on March 18, 1998:

As your counsel we have reviewed and examined:

1.   The  Articles  of  Incorporation of the Corporation, as  amended  (the
     "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3.   The Resolutions of the corporation authorizing the registration;

4.   The minute book of the Corporation;

5.   The Corporation's 10-K for 1996;

6.   The Corporation's 10-Q for quarter ending June 30, 1997;

7.   The Corporation's 10-Q for quarter ending September  30, 1997;

8.   The Form S-18 Registration Statement;

9.   The Form S-8 Registration Statement dated March 17, 1998;

10.  The Consultant and Employee Stock Compensation Plan; and

11. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.




                                        Yours Very Truly,


                                        /s/Donald J. Stoecklein

                                        Donald J. Stoecklein

EXHIBIT 10
CONSULTANT AND EMPLOYEE STOCK OPTION PLAN


                     THE AMENDED MARCH 1998 CONSULTANT
                                    AND
                     EMPLOYEE STOCK COMPENSATION PLAN
                      Worldwide Golf Resources, Inc.

                                    I.
                           Purpose of the Plan.

The purpose of this Plan is to further the growth of Worldwide Golf Resources, Inc. ("Worldwide") by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company, through the award of Worldwide's common stock.

                                    II.
                                Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of Worldwide Golf Resources, Inc., formerly Infodynamx Corporation.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, par value $ .0001 per share, of Worldwide Golf Resources, Inc.

5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of Worldwide Golf Resources, Inc. or one or more Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.

7. "Subsidiary" means any corporation that is a subsidiary with regard to Worldwide Golf Resources, Inc. as that term is defined in Section 424(f) of the Code.

                                   III.
                        Effective Date of the Plan

The effective date of this Amended Plan is March 17, 1998.

                                    IV.
                        Administration of the Plan

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

                                    V.
                         Stock Subject to the Plan

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 500,000 shares. The purpose of this Plan is to provide for 500,000 shares of Common Stock. The Common Stock which is issued on grant of awards may be authorized but unissued shares or shares which have been issued and reacquired by Worldwide Golf Resources, Inc. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

                                    VI.
                    Persons Eligible to Receive Awards

Awards may be granted only to Employees, or Consultants of the Company, whether individual or corporate.

                                   VII.
                             Grants of Awards

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees or Consultants Awards are to be granted, and the number of shares of Common Stock as to which awards granted to each Employee or consultant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.

                                   VIII.
                      Delivery of Stock Certificates

As promptly as practicable after authorizing the grant of an Award, Worldwide Golf Resources, Inc. shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

                                    IX.
                                Employment

Nothing in this Plan or in the grant of an Award shall confer upon any Employee or consultant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any employee at any time for any reason whatsoever, with or without cause.

                                    X.
                           Laws and Regulations

The obligation of Worldwide Golf Resources, Inc. to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Worldwide be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

                                    XI.
                           Withholding of Taxes

If subject to withholding tax, the Company shall be authorized to withhold from an Employer's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding tax to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee (which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.


                                   XII.
                           Reservation of Shares

Worldwide shall at all times keep reserved for issuance on grant of awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares Infodynamx may be required to be issued on the grant of Awards under this Plan.

                                   XII.
                          Termination of the Plan

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

                                   XIV.
                             Delivery of Plan

A Copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

No dealer, salesman, or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.